Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE, LLP

150 E. 42nd Street

New York, NY 10017

July 8, 2009

Great American Group, Inc.

590 Madison Avenue, 35th Floor

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (File No. 333-159644) (the “Registration Statement”) filed by Great American Group, Inc. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), covering (i) 67,842,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), to be issued in connection with the closing of the transactions contemplated by the Agreement and Plan of Reorganization, dated as of May 14, 2009, as thereafter amended (the “Purchase Agreement”), by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“AAMAC”), Great American Group, Inc., a newly-formed Delaware corporation and wholly owned subsidiary of AAMAC (the “Company”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), on the one hand, and Great American Group, LLC, a California limited liability company (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American (the “Phantom Equityholders”), on the other hand, to the holders of common stock and warrants to purchase common stock of AAMAC and to Great American Members and the Phantom Equityholders in accordance with the Purchase Agreement and, as contemplated in the Purchase Agreement, the contribution of the membership interest of Great American to the Company in exchange for common stock of the Company and cash (the “Contribution”), following which Contribution Great American will become a wholly-owned subsidiary of the Company, and concurrently with the Contribution, Merger Sub will merge with and into AAMAC, with AAMAC surviving (the “Merger” and, together with the Contribution, the “Acquisition”); and (ii) 46,025,000 warrants to purchase 46,025,000 shares of Common Stock (the “Warrants”) to the holders of AAMAC warrants to purchase common stock in connection with the redemption of all of the outstanding AAMAC warrants (the “Warrant Redemption”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance and delivery of any securities by the Company pursuant to the Registration Statement, (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (ii) all relevant corporate actions heretofore taken by the Company remain in full force and effect, (iii) the Acquisition and transactions contemplated by the Purchase Agreement and Registration Statement will be consummated in accordance with the terms of the documents pertaining hereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law and (iv) there has not occurred any change in law materially adversely affecting the power of the Company to issue and deliver the securities or the validity of such securities.

Based upon the foregoing, we are of the opinion that:

1. Common Stock. The shares of Common Stock to be issued to the Great American Members in connection with the Contribution and to the holders of common stock of AAMAC in connection with the Merger, when issued in accordance with and in the manner described in the Registration Statement and the Purchase Agreement governing the Merger, will be duly authorized, validly issued, fully paid and non-assessable.

2. Warrants. When the terms of the warrant agreement as amended under which the Warrants are to be issued (the “Warrant Agreement”) are duly established and the Warrant Agreement is duly executed and delivered, when the terms of the Warrants and of their issuance are duly established in conformity with the Warrant Agreement and when such Warrants are duly executed and authenticated in accordance with the Warrant Agreement, and issued and delivered, as contemplated by the Registration Statement, such Warrants will be legally binding obligations of the Company in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and such Warrants will be duly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP